Video on slide 92:

WARNING! Contains Graphic Footage. Recommended as Educational Material on Factory Farming Practices.

“Get the f*** on!
You want to f*** with me today?
I'm no f*** mood!”

Undercover Investigation at Wyoming Premium Farms
A Pork Supplier for Tyson

Wyoming Premium Farms
Major pork producer
Wheatland, Wyo.

Gestation Crate Confinement
Cannot turn around for months on end

Injuries and Neglect

Rough Handling
Worker Attempts to move a sow suffering from a broken leg
After hitting and screaming at the animal...
She bounces her weight on the broken limb

“Hurry the f*** ...”

This mother tries to get back to her piglets

Video on slide 94:

Paul Shapiro: “This Humane Society of the United States investigation at one of Seaboard’s factory farms in Oklahoma reveals just how abusive this gestation crate confinement system really is. Most of the pigs who are used for breeding in the pork industry are confined in these gestation crates: cages so small that the animals are virtually immobilized inside of them. When the pig is impregnated and locked inside of the gestation crate, she’s stuck there for the next 4 months.”

Investigator: “What I saw was daily suffering, daily misery.  It’s really hard to imagine going through what these pigs go through every day.”